Exhibit 10

Benchmark Capital Consulting, Inc.
A Benchmark Global Capital Group company
100 Wall Street, 8th Floor
New York, NY 10005 USA
Tel:   646-367-1070
Fax: 646-367-1068
www.bgcus.com

November 3, 2002

George Lee, President
China XIN Network Media Corp. ("CXN")
3767 Thimens, Suite 226
St-Laurent, Quebec, H4R 1W4
Tel: (514) 398-0515

Re: Acquisition of Benchmark Capital Consulting, Inc. by China XIN Network Media Corp.

Benchmark Capital Consulting, Inc., a privately held Delaware Corporation, as a strategic consulting and Merger & Acquisition advisory firm based at 100 Wall Street, New York, New York, (hereinafter "Benchmark") hereby agrees to enter into this Letter of Intent to be acquired by China XIN Network Media Corp. a publicly traded Florida Corporation based in St-Laurent, Quebec (hereinafter "Network Media") through a reverse merger and as a result, tentatively rename it Benchmark International, Inc. conditioned upon satisfaction of the following by the time the final Agreement is entered into between Benchmark and Network Media (hereinafter the "Agreement"):

1. Network Media will have no outstanding liabilities of any kind (long term or short term debts, legal liabilities, owed wages etc.)

2. Network Media to provide Benchmark, certified shareholder list that shows all outstanding shares, stock options and/or warrants.

3. Network Media must be in full compliance with all securities and other laws (U.S., Canada, and other international laws).

4. Certified current financial statements in accordance with US GAAP and GAAS.

Subject to the above conditions to the Agreement, said Agreement will provide for:

Benchmark on behalf of Network Media will prepare, and file with the SEC a proxy notification, which will contain the following information:

1. Network Media will do a reverse split of its current shares to reduce the current outstanding shares to 3 million shares.

2. Upon completion of the reverse split, Network Media will acquire Benchmark for 26 to 31.5 million newly issued shares.

     a) 21 million to Benchmark Global Capital Group, Inc., a Delaware Corporation.

     b) 2 million to California Take Out Foods, Limited a Canadian Corporation.

     c) 2 million to Gapa Investment, Inc., a Colorado Corporation.

     d) 1 million to Nexus Investments Ltd., a Hong Kong Corporation.

     e) 2.5 million to new investors when and if $5 million USD is raised by Benchmark.

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     f) 3 million to a consulting group for consulting services in the merger and acquisition and raising the $5 million USD.

3. The appointment of the following people to the Board of Directors:

     a) Benjamin Wei, CEO

     b) Nathan Lapkin

     c) Ambassador Howard Balloch

     d) William Hallisey

     e) Jerry Gruenbaum, Esq.

4. Change of auditors.

5. Change of Transfer Agent.

6. Network Media to authorize 2 million new options to key executives, and consultants at $1.00 per share.

The Agreement to be executed on or before January 15, 2002.

This Agreement shall be binding upon the parties and their respective partners, affiliates, heirs, legal representatives, successors and assigns upon meeting the conditions above, reduced to the Agreement. No portion of the Agreement or any right or obligation thereunder can be transferred or assigned, in whole or in part, whether by operation of law or otherwise, by either party without prior written consent of the other party, whose consent shall not be unreasonably withheld.

Each party shall require its directors, officers, employees, and agents, to use their best efforts to keep confidential any information not otherwise generally available to the public that it may receive from the other disclosing party as a result of or in connection with this Letter of Intent regarding the business and affairs of the disclosing party, and the receiving party shall not use and shall use its best efforts not to disclose or permit any use or disclosure thereof without the disclosing party's written consent, except as follows: (i) any disclosure required by applicable law or regulation or by a court or governmental authority acting within its jurisdiction; or (ii) any use or disclosure of information that was (A) already known to or is in the possession of the receiving party at the time of receipt from the disclosing party, (B) in the public domain without disclosure by the receiving party, or (C) obtained by the receiving party from an independent source or otherwise developed independently by the receiving party.

Except to the extent resulting solely from the gross negligence, recklessness, willful or intentional misrepresentation, misconduct, or fraud or violation of law by Benchmark or its directors, officers, employees, or agents, Network Media hereby indemnifies and shall defend and hold harmless Benchmark and its directors, officers, employees, and agents from and against any and all claims, actions, suits, proceedings, losses, damages, liabilities, costs, fees, or expenses, joint or several (including without limitation reasonable attorney's fees), arising or resulting from or in connection with (i) Benchmark's Services, or (ii) any negligence, gross negligence, recklessness, willful or intentional misrepresentation, misconduct or fraud or violation of law by Network Media or its directors, officers, employees, agents or shareholders. In no event shall Benchmark be liable to Network Media or any third party for any incidental, special, indirect, exemplary or consequential damages, including but not limited to loss of use or loss of profits, whether foreseeable or not, occasioned by or arising out of Benchmark's breach hereof or performance hereunder, delay in performance or any other cause whatsoever.

This Letter of Intent shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

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This Letter of Intent supersedes all prior understandings,  written or oral, and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, subject to the conditions above, to be reduced to a final Agreement.

IN WITNESS WHEREOF, Network Media and Benchmark have duly executed this Letter of Intent as of the day and year first above written.

China XIN Network Media Corp.                 Benchmark Capital Consulting, Inc.


By: /s/GEORGE LEE                             By: /s/JERRY GRUENBAUM
----------------------------                  ---------------------------------
Mr. George Lee                                Jerry Gruenbaum
Chairman & CEO                                General Counsel